Exhibit 10.8

CONVERTIBLE PROMISSORY NOTE

$160,000.00	Dallas, Texas	August 18, 2006

          FOR VALUE RECEIVED, the undersigned, Avatar Systems, Inc., a Texas corporation (the “Maker”), hereby unconditionally promises to pay to the order of Mrs. Ann Hankins, an individual resident of the State of Texas (“Payee”) the principal sum of One Hundred Sixty Thousand and No/100 Dollars ($160,000.00), in lawful money of the United States of America, together with interest (calculated on the basis of a 360-day year), on the unpaid principal balance from day-to-day remaining, computed until maturity at the rate per annum which shall from day-to-day be equal to the lesser of (a) the Maximum Rate, or (b) the Interest Rate.  Notwithstanding the foregoing, if at any time, the Interest Rate shall exceed the Maximum Rate, thereby causing the interest upon this Note to be limited to the Maximum Rate, then any subsequent reductions in the Interest Rate shall not reduce the rate of interest charged hereunder below the Maximum Rate until the total amount of interest accrued hereon equals the amount of interest which would have accrued hereon if the Interest Rate had at all times been in effect.

          Section 1.  Definitions.  When used in this Note, the following terms shall have the respective meanings specified herein or in the section referred to:

          “Stock Purchase Agreement” shall mean that certain Stock Purchase Agreement dated as of July 31, 2006, by and among Maker, Payee and the other Seller named therein.

          “Business Day” shall mean a day upon which business is transacted by national banks in Dallas, Texas.

          “Event of Default” shall have the meaning ascribed to it in Section 6 hereof.

          “First Interest Payment Date” shall mean September 30, 2006.

          “First Principal Payment Date” shall mean the last day of the sixty-third (63rd) full calendar month following the date hereof.

          “Interest Rate” shall mean four percent (4.0%).

          “Maximum Rate” shall mean, with respect to the holder hereof, the highest non-usurious rate of interest, if any, permitted by applicable law on the date of determination.  Maker agrees that during the full term hereof, the maximum lawful interest rate for this Note as determined under Texas law shall be the “weekly ceiling” from time to time in effect under Texas Finance Code §303.305, as amended; provided, however, that the “Maximum Rate” for purposes of this Note shall not be limited to the applicable rate ceiling under Texas Finance Code §303.305 if Federal laws or other state laws now or hereafter in effect and applicable to this Note (and the interest contracted for, charged and collected hereunder) shall permit a higher rate of interest.  Payee shall not be required to notify Maker of changes in the “weekly ceiling” applicable to this Note.

          “Note” shall mean this Convertible Promissory Note, together with any and all future renewals, extensions, restatements, reaffirmations, or amendments of, or supplements to, all or any part of this Convertible Promissory Note.

          “Obligation” shall mean all indebtedness, liabilities and obligations, of every kind and character, of Maker, now or hereafter existing in favor of Payee, regardless of whether they are direct, indirect, primary, secondary, joint, several, joint and several, liquidated, unliquidated, fixed or contingent, and regardless of whether the same may, prior to their acquisition by Payee, be or have been payable to some other person or entity, including, but not limited to, all indebtedness, liabilities and obligations arising under this Note or any other Transaction Document.

          “Transaction Documents” shall have the meaning assigned to such term in the Stock Purchase Agreement.

          Section 2.  Payment.  The principal of and accrued interest upon this Note, computed as aforesaid, shall be due and payable as follows: (i) for a period of five (5) years following the date hereof, accrued and unpaid interest on this Note shall be paid in twenty (20) quarterly installments, commencing on the First Interest Payment Date and continuing thereafter on the last day of each third calendar month thereafter, and (ii) thereafter, principal of and accrued interest upon this Note shall be paid in twelve (12) equal quarterly installments, commencing on the First Payment Date and continuing thereafter on the last day of each third calendar month thereafter, with the final installment of the unpaid principal balance and all accrued and unpaid interest upon this Note to be paid on the date that is eight (8) years following the date hereof.

          Should the principal of, or any installment of the principal of or interest upon, this Note become due and payable on any day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day, and interest shall be payable with respect to such extension.  All payments of principal of and interest on this Note shall be made by Maker to Payee in federal or other immediately available funds.  Payments made to Payee by Maker hereunder shall be applied first to accrued interest and then to principal.

          Section 3.  Rights Under Stock Purchase Agreement.  This Note has been executed and delivered in accordance with the terms and conditions set forth in the Stock Purchase Agreement and is one of the “Notes” referred to therein.  The holder of this Note shall be entitled to the benefits provided in the Stock Purchase Agreement.

          Section 4.  Waiver.  Maker and each surety, endorser, guarantor and other party ever liable for payment of any sums of money payable upon this Note, jointly and severally waive presentment, demand, protest, notice of protest and non-payment, notice of acceleration and intention to accelerate, and agree that their liability under this Note shall not be affected by any renewal or extension in the time of payment hereof, or in any indulgences, or by any release or change in any security for the payment of this Note, and hereby consent to any and all renewals, extensions, indulgences, releases or changes, regardless of the number of such renewals, extensions, indulgences, releases or changes.

          No waiver by Payee of any of its rights or remedies hereunder or under any other document evidencing or securing this Note or otherwise, shall be considered a waiver of any other subsequent right or remedy of Payee; no delay or omission in the exercise or enforcement by Payee of any rights or remedies shall ever be construed as a waiver of any right or remedy of Payee; and no exercise or enforcement of any such rights or remedies shall ever be held to exhaust any right or remedy of Payee.

          Section 5.  Conversion.  The outstanding principal balance of this Note shall be convertible, at the option of Payee in its sole and absolute discretion, in whole or in part and at any time or from time to time, into fully paid and nonassessable shares (the “Conversion Shares”) of common stock of Maker, par value $0.001 per share (the “Common Stock”), at the conversion price equal to $3.50 per share (as adjusted from time to time pursuant to the terms of this Note, the “Conversion Price”).  If Payee elects to exercise such option, then the following shall occur:

                    (a)          Payee shall deliver to Maker a notice of such election (the “Conversion Notice”), indicating the amount of principal of this Note to be converted (such amount to be converted referred to herein as the “Converted Amount”).

                    (b)          Upon its receipt of the Conversion Notice, the Maker shall immediately issue and deliver to Payee or its designated affiliates a certificate or certificates for the number of shares of Common Stock, registered in Payee’s or its designated affiliates’ name(s), to which Payee shall be entitled upon such conversion, bearing such legends as may be required by applicable state and federal securities laws.

                    (c)          If the entire outstanding principal of this Note is converted, Payee shall deliver this Note to Maker marked “Canceled,” and Maker shall immediately pay to Payee all accrued and unpaid interest then due and owing on the date of such conversion.  If this Note is converted in part, Maker shall immediately pay to Payee all accrued and unpaid interest then due and owing on the date of such conversion, and Maker and Payee shall execute a document reasonably satisfactory to each of them evidencing the reduction in the principal amount of this Note as a result of such partial conversion.

                    (d)          No fractional shares will be issued on conversion of this Note.

          In the event of a stock split or subdivision of the Common Stock into a greater number of shares, or in the event of a dividend on the Common Stock payable in shares of Common Stock, the Conversion Price shall be proportionately decreased, and in the event of a combination of shares of the Common Stock into a smaller number of shares, the Conversion Price shall be proportionately increased, such increase or decrease, as the case may be.  In the event Maker at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, the outstanding principal of this Note shall thereafter be deemed to be convertible into an adjusted number of such securities and kind of securities as would have been issuable if such outstanding principal of this Note were converted pursuant to the terms hereof immediately prior to such reclassification or other change.

          Section 6.  Events of Default and Remedies.  An “Event of Default” shall exist hereunder if any one or more of the following events shall occur and be continuing:  (a) Maker shall fail to pay when due any principal of, or interest upon, this Note or the Obligation; provided, however, that such failure shall not constitute an Event of Default unless Payee has provided Maker with written notice of such failure and Maker has failed to cure such failure during the twenty (20) days following the date such written notice is delivered to Maker; provided further, however, that after Payee has provided an aggregate of five (5) such written notices to Maker due to such failure, an Event of Default shall thereafter exist hereunder at any time Maker shall fail to pay when due any principal of, or interest upon, this Note or the Obligation; (b) any of the Transaction Documents shall cease to be legal, valid, binding agreements of Maker enforceable against Maker in accordance with the respective terms thereof; (c) Maker shall (1) apply for or consent to the appointment of a receiver, trustee, intervenor, custodian or liquidator of itself or of all or a substantial part of its assets, (2) be adjudicated a bankrupt or insolvent or file a voluntary petition for bankruptcy or admit in writing that it is unable to pay its debts as they become due, (3) make a general assignment for the benefit of creditors, (4) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency laws, or (5) file an answer admitting the material allegations of, or consent to, or default in answering, a petition filed against it in any bankruptcy, reorganization or insolvency proceeding, or take corporate action for the purpose of effecting any of the foregoing; (d) an order, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition seeking reorganization of Maker or appointing a receiver, trustee, intervenor or liquidator of any such person, or of all or substantially all of its or their assets, and such order, judgment or decree shall continue unstayed and in effect for a period of sixty (60) days; or (e) the dissolution or termination of Maker.

          Upon the occurrence of any Event of Default hereunder, the holder hereof may, at its option, (i) declare the entire unpaid balance of principal of and accrued interest upon the Obligation to be immediately due and payable without presentment or notice of any kind which Maker waives pursuant to Section 4 herein, (ii) reduce any claim to judgment; and/or (iii) pursue and enforce any of Payee’s rights and remedies available pursuant to any applicable law, equity or agreement including, without limitation, foreclosing all liens and security interests securing payment thereof or any part thereof.

          Section 7.  Notice.  Any notices required or permitted under this Note shall be given in accordance with, and deemed effective pursuant to, the terms of the Stock Purchase Agreement.

          Section 8.  Voluntary Prepayment.  Maker reserves the right, subject to the terms of this Section 8, to prepay the outstanding principal balance of this Note, in whole or in part, at any time and from time to time, without premium or penalty.  Any such prepayment shall be made together with payment of interest accrued on the amount of principal being prepaid through the date of such prepayment, and shall be applied to the installments of principal due hereunder in the inverse order of maturity.  In the event Maker desires to prepay all or any of the outstanding principal balance of this Note, Maker shall provide to the Payee a notice stating the amount of the outstanding principal balance hereof to be prepaid and indicating the date such prepayment will be made, which such prepayment date shall be not less than fifteen (15) Business Days after such notice is delivered to the Payee.  Payee shall have the option, at any time during such fifteen (15) Business Days, to convert all or any portion of the outstanding principal balance of this Note pursuant to Section 5 above.

          Section 9.  Usury Laws.  Regardless of any provisions contained in this Note, the Payee shall never be deemed to have contracted for or be entitled to receive, collect or apply as interest on the Note, any amount in excess of the highest lawful rate, and, in the event Payee ever receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of this Note, and, if the principal balance of this Note is paid in full, any remaining excess shall forthwith be paid to Maker.  In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, Maker and Payee shall, to the maximum extent permitted under applicable law, (a) characterize any non-principal payment (other than payments which are expressly designated as interest payments hereunder) as an expense, fee, or premium, rather than as interest, (b) exclude voluntary prepayments and the effect thereof, and (c) spread the total amount of interest throughout the entire contemplated term of this Note so that the interest rate is uniform throughout such term.

          Section 10.  Costs.  If this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceeding at law or in equity, or in bankruptcy, receivership or other court proceedings, Maker agrees to pay all costs of collection, including, but not limited to, court costs and reasonable attorneys’ fees, including all costs of appeal.

          Section 11.  Applicable Law.  This Note is executed and delivered, and is intended to be performed in the State of Texas.  Except to the extent that the laws of the United States may apply to the terms hereof, the substantive laws of the State of Texas shall govern the validity, construction, enforcement and interpretation of this Note.  In the event of a dispute involving this Note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue for such dispute shall lie in any court of competent jurisdiction in Dallas County, Texas.

          IN WITNESS WHEREOF, Maker has duly executed this Note as of the day and year first written above.

AVATAR SYSTEMS, INC.

By:

Charles Shreve
President and Chief Executive Officer

Signature Page to Convertible Promissory Note